Exhibit 23.1

[Letterhead of McGladrey & Pullen, LLP]

INDEPENDENT AUDITORS CONSENT

We consent to the incorporation by reference in this Form 8-K and the Registration Statement on Form S-8 (Registration No.’s 333-29157, 333-61640 and 333-102383) of Bank of Granite Corporation of our report, dated January 11, 2003, appearing in the Annual Report on Form 10-KSB of First Commerce Corporation for the years ended December 31, 2002 and 2001.

/s/ McGLADREY & PULLEN, LLP

Charlotte, North Carolina
July 23, 2003